Exhibit 2.3

Private & Confidential

LOAN AGREEMENT

for a

US$1,000,000 Credit Facility

for

INSIGNIA SOLUTIONS PLC

GUARANTEED BY

Insignia Solutions International Limited

Insignia Solutions Inc

and

Insignia Solutions SARL

Provided by

ESMERTEC AG

CONTENTS

CLAUSE

1	Definitions and interpretation

2	The Facility

3	Purpose

4	Conditions of Utilisation

5	Utilisation

6	Repayment

7	Prepayment and cancellation

8	Interest

9	Interest Periods

10	[NOT USED]

11	Indemnity

12	Costs and expenses

13	Guarantee and indemnity

14	Representations

15	Information undertakings

16	General undertakings

17	Events of Default

18	Changes to the Lender, the Borrowers and the Guarantors

19	Payment mechanics

20	Set-off

21	Notices

22	Calculations and certificates

23	Partial invalidity

24	Remedies and waivers

25	Counterparts

26	Governing law

27	Enforcement

Schedule 1 The Guarantors

Schedule 2 The Conditions Precedent

Schedule 3 Form of Utilisation Request

THIS AGREEMENT is dated 7th of February 2003 and made BETWEEN:

(1)

Insignia Solutions PLC, a company incorporated in England with registered number 01961960 and whose registered office is at Insignia House, the  Mercury Centre, Wycombe Lane Wooburn Green, High Wycombe, Buckinghamshire, HP10 0HH  as the borrower (the “Borrower”);

(2)	Esmertec AG of Lagerstrasse 14, CH-8600 Dübendorf, Switzerland as the lender (the “Lender”); and

(3)	THOSE COMPANIES set out in Schedule 1 (the “Guarantors”).

IT IS AGREED as follows:

SECTION 1 INTERPRETATION

1

Definitions and interpretation

1.1

Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 14 days after the date of this Agreement.

“Borrower” is defined in the heading

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Zurich.

“Commitment” means US$1,000,000 to the extent not cancelled, transferred or reduced under this Agreement.

“Completion Date” means the date of completion of the Acquisition as this term is defined in the MOU.

“Debentures” means (1) a debenture entered into between the Lender and certain of the Obligors on the date of this Agreement; (2) a security agreement entered into between the Lender and Insignia Solutions Inc. on the date of this Agreement and (3) a guaranty supplement between the Lender and Insignia Solutions Inc. on the date of this Agreement.

“Default” means an Event of Default or any event or circumstance specified in clause 17 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Escrow Agreement” means the NCC agreement for the deposit of source code to be entered into by NCC, the Lender and the Obligors on NCC’s standard terms and conditions amended as necessary to reflect the terms and conditions relating to the deposit of source code set out in this Agreement;

“Event of Default” means any event or circumstance specified as such in clause 17 (Events of Default).

“Facility” means the term credit facility made available under this Agreement as described in clause 2 (The Facility).

“Finance Document” means this Agreement, the Debentures and any other document designated as such in writing by the Lender and the Borrower.

“Final Repayment Date” means 3 February 2004.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

the acquisition cost of any asset to the extent payable more than 180 days after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles in the United Kingdom from time to time.

“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Period” means, in relation to a Loan, or an Unpaid Sum, one Month.

“Lender” is defined in the heading.

“Lender’s Purchase Price Obligation” means any obligations of the Lender with respect to the binding business purchase agreement, if ever entered into among the Lender and members of the Group, relating to certain of the business and assets of the Group as more particularly described in the MOU.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding under this Facility.

“Margin” means 2 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a) the ability of any Obligor to perform any of its payment obligations under any Finance Document; or

(b) the validity or enforceability of any of the payment obligations of any Obligor under any Finance Document; or

(c) the business, assets, condition (financial or otherwise), operations or prospects of any Obligor.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MOU” means the letter of intent of even date herewith between the Lender and the Borrower relating, inter alia, to the purchase by the Lender of part of the business of the Borrower.

“Net Proceeds” means, in respect of a disposal of an asset, the full amount of cash proceeds realised on such disposal less the costs of such disposal for which purpose (a) such proceeds shall be taken to include, in addition to consideration directly attributable to the sale of such asset any amount owing to and set-off by the relevant purchaser, (b) any proceeds received otherwise than in cash will be treated as Net Proceeds only upon the subsequent realisation of cash from such proceeds, (c) such proceeds not in sterling shall be deemed to be their sterling equivalent at the date of the relevant disposal and (d) “costs of disposal” includes legal fees, agents’ commissions, auditors’ fees, registration fees and provisions for Tax (where such Tax is likely to become payable within the ensuing 24 months);

“Obligors” means the Borrower and the Guarantors and “Obligor” means any one of them;

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Prime Rate” means the rate of interest from time to time announced by Citibank N.A. at its Principal Office as its prime commercial lending rate.

“Principal Office” means the principal office of Citibank N.A. presently located at 111, Wall Street, Ground Floor, New York, NY 10005.

“Permitted Disposal” has the meaning set out in clause 16.5 (Disposals).

“Repeating Representations” means the representations set out in clause 4 (Representations).

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability or to indemnify a person against non-payment of UK stamp duty may be void, a possibility that a charge over the receivables created by the Security Documents may constitute a floating charge rather than a fixed charge, defences of set-off or a counterclaim and similar principles, rights and offences under the laws of any jurisdiction in which relevant jurisdictions may have to be performed;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means (a) a subsidiary within the meaning of section 736 of the Companies Act 1985 and (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 Companies Act 1985.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US$” means the lawful currency of the United States of America and in respect of all payments to be made under this Agreement in Dollars mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars).

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is made or is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

1.2

Construction

1.2.1

Any reference in this Agreement to:

(a) “assets” includes present and future properties, revenues and rights of every description;

(b) a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(c) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future or actual;

(d)

a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(e)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(f) a provision of law is a reference to that provision as amended or re-enacted; and

(g) unless a contrary indication appears, a time of day is a reference to London time.

1.2.2

Section, clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4

A Default or an Event of Default is “continuing” if it has not been remedied subject to any grace period or waived.

1.3

Exclusion of the Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2 THE FACILITY

2

The Facility

2.1

The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term credit facility in an aggregate amount not exceeding the Commitment.

3

Purpose

3.1

Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general working capital and corporate purposes.

3.2

Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4

Conditions of Utilisation

4.1

Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender.  The Lender shall notify the Borrower as soon as reasonably practical following it being so satisfied.

4.2

Further conditions precedent

4.2.1

The obligation of the Lender to make any Loan is subject to the further conditions precedent:

(a)

that both on the date of the Utilisation Request and the Utilisation Date for that Loan:

(i)

no Default is continuing or would result from the proposed Loan; and

(ii)

the Repeating Representations are true in all material respects;

(b)

on the date of the Utilisation Request, the Borrower providing a certificate (signed by a director) confirming that the further conditions precedent referred to in clause 4.2.1(a) are satisfied as at such date; and

(c)

the Lender not being served a notice pursuant to Section 3.5(B) of the MOU.

4.3

Maximum number of Utilisation Requests

The Borrower may not deliver more than two Utilisation Requests.

SECTION 3 UTILISATION

5

Utilisation

5.1

Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request (which shall be irrevocable unless otherwise agreed by the Lender):

(a)	for an amount of up to US$500,000 - on the first Business Date following the date of this Agreement for Utilisation on the first Business Date following the date of this Agreement;

(b)	for an amount of up to US$500,000 - on the date falling two weeks following the date of this Agreement for utilisation on such date.

5.2

Advance of Loan

5.2.1

The Lender is not obliged to make a Loan if, as a result, the Loans would exceed the Commitment.

5.2.2

If the conditions set out in this Agreement have been met, the Lender shall make the requested Loan available to the Borrower on the Utilisation Date.

SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION

6

Repayment

6.1

Repayment of Loans

6.1.1

The Borrower must repay each Loan in full on the earlier of:

(a)

if a binding business purchase agreement of the business and assets of the Group more particularly described in the MOU has not been signed by all parties by 5  March 2003, 1 April 2003; or

(b)

the Final Repayment Date.

6.1.2

No amount repaid under clause 6.1.1 or otherwise may be reborrowed.

7

Prepayment and cancellation

7.1

Illegality

If it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund any Loan:

(a)

the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)

upon the Lender notifying the Borrower, the Commitment will be immediately cancelled to the extent necessary to cure the illegality; and

(c)

the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2

Mandatory cancellation

The Commitment will be automatically cancelled on the last day of the Availability Period.

7.3

Voluntary cancellation

The Borrower may, if it gives the Lender not less than 2 Business Days’ prior written notice, cancel the whole or any part of the Available Commitment.

7.4

Voluntary prepayment

The Borrower may, by giving not less than 2 Business Days’ prior notice to the Lender, prepay any Loan at any time in whole or in part.

7.5

Mandatory prepayment

7.5.1

Change of control

(a)

If any person or group of persons acting in concert gains control of the Borrower:

(i)

the Borrower shall promptly notify the Lender upon becoming aware of that event;

(ii)

the Lender shall be entitled to cancel the Facilities with immediate effect and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)

For the purpose of clause 7.5.1 above “control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and in any event; and “acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).

7.5.2

Application of Disposal/Insurance Proceeds

(a)

Up to and including the Completion Date, the Borrower shall, on the Business Day following any disposal of any asset which is not a Permitted Disposal, apply all Net Proceeds in repayment of the Loans (without premium or penalty but without prejudice to clause 11 (Indemnity)) whereupon the Commitment shall be reduced by the amount  repaid.

(b)

Up to and including the Completion Date, the Borrower shall, on the Business Day following receipt thereof, apply all payments received by it under the insurance policies required to be effected by the Borrower under this Agreement in repayment of the Loans (without premium or penalty but without prejudice to clause 11 (Indemnity)) whereupon the Commitment shall be reduced by the amount repaid.

7.6

Restrictions

7.6.1

Any notice unless otherwise agreed by the Lender of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.6.2

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and any Break Costs, but otherwise without premium or penalty.

7.6.3

No amount of the Facility which has been prepaid pursuant to clause 7.4 or otherwise may be reborrowed.

7.6.4

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

7.6.5

No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5 COSTS OF UTILISATION

8

Interest

8.1

Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin; and

(b) the Prime Rate.

8.2

Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3

Default interest

8.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).  Any interest accruing under this clause 8.3 shall be immediately payable by such Obligor on demand by the Lender.

8.3.2

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable on demand by the Lender.

8.4

Notification of rates of interest

The Lender shall promptly notify the Borrower upon request of the determination of a rate of interest under this Agreement.

9

Interest Periods

9.1

Length of Interest Period

An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

9.2

Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10

[NOT USED]

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS AND GUARANTEE

11

Indemnity

The Borrower shall, within ten Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

11.1

the occurrence of any Event of Default;

11.2

a failure by any Obligor to pay any amount due under a Finance Document on its due date;

11.3

funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request (other than by reason of default or negligence by the Lender alone); or

11.4

a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

12

Costs and expenses

The Borrower shall, within ten Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

13

Guarantee and indemnity

13.1

Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

13.1.1

guarantees to the Lender punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

13.1.2

undertakes with the Lender that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal Obligor; and

13.1.3

indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

13.2

Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3

Reinstatement

If any payment by an Obligor or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

13.3.1

the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

13.3.2

the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

13.4	Waiver of defences

The obligations of each Guarantor under this clause 13 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 13 (without limitation and whether or not known to it or the Lender) including:

13.4.1

any time, waiver or consent granted to, or composition with, any Obligor or other person;

13.4.2

the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

13.4.3

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

13.4.4

any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

13.4.5

any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

13.4.6

any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

13.4.7

any insolvency or similar proceedings.

13.5

Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 13.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

13.6

Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

13.6.1

refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

13.6.2

hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 13.

13.7

Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

13.7.1

to be indemnified by an Obligor;

13.7.2

to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

13.7.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

13.8

Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

14

Representations

The Borrower and, in the case of clauses 14.1 to 14.6 and 14.9 to 14.12 (in each case, inclusive and as if references to the Borrower in such clauses were references to each Guarantor), each Guarantor makes the representations and warranties set out in this clause 14 to the Lender on the date of this Agreement.

14.1

Status

14.1.1

The Borrower is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

14.1.2

The Borrower has the power to own its assets and carry on its business as it is being conducted.

14.2

Binding obligations

Subject to the Reservations, the obligations expressed to be assumed by the Borrower in each Finance Document are legal, valid, binding and enforceable obligations.

14.3

Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

14.3.1

any material law or regulation applicable to it;

14.3.2

its constitutional documents; or

14.3.3

any agreement or instrument binding upon it or any of the Borrower’s Subsidiaries or any of its or any of the Borrower’s Subsidiaries’ assets.

14.4

Power and authority

The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by the Finance Documents.

14.5

Validity and admissibility in evidence

All authorisations required:

14.5.1

to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

14.5.2

to make the Finance Documents admissible in evidence in the Borrower’s jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

14.6

Governing law and enforcement

14.6.1

The choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Borrower’s jurisdiction of incorporation.

14.6.2

Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the Borrower’s jurisdiction of incorporation.

14.7

Deduction of Tax

The Borrower is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

14.8

No filing or stamp taxes

Under the law of the Borrower’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

14.9

No default

14.9.1

No Event of Default is continuing or is likely to result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

14.9.2

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or any of the Borrower’s Subsidiaries or to which its (or any of the Borrower’s Subsidiaries’) assets are subject which might have a Material Adverse Effect.

14.10

No misleading information

14.10.1

Any factual information provided by the Borrower or any member of the Group in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

14.10.2

All projections or forecasts and all statements of opinion or belief contained in any document provided by the Borrower to the Lender in connection with the Finance Documents were made in good faith, with reasonable care and on the basis of reasonable assumptions as at the date they were made.

14.10.3

The information referred to in clause 14.10.1 above did not omit as at its date any information which, if it had been disclosed at such time, would materially and adversely affect the decision of a person considering whether to enter into this Agreement as Lender.

14.10.4

As at the date of this Agreement, nothing has occurred since the date the information referred to in clause 14.10.1 above was provided which renders the information contained in it untrue or misleading in any material respect and which, if it had been disclosed at such time, would materially and adversely affect the decision of a person considering whether to enter into this Agreement as Lender.

14.11

Pari passu ranking

The Borrower’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.12

No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against the Borrower or any of the Borrower’s Subsidiaries.

14.13

Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

14.14

No Material Adverse Effect

There has been no Material Adverse Effect with respect to any Obligor since September 30, 2002.

15

Information undertakings

The undertakings in this clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

15.1

Information: miscellaneous

Each Obligor shall supply to the Lender:

15.1.1

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

15.1.2

promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

15.2

Notification of default

15.2.1

Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

15.2.2

Promptly upon a request by the Lender, each Obligor shall supply to the Lender a certificate signed by two of its directors or two authorised signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the  Default and the steps, if any, being taken to remedy it).

16

General undertakings

The undertakings in this clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

16.1

Authorisations

Each Obligor shall promptly:

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

16.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject except where non-compliance would have an inconsequential effect on the business, assets or financial condition of any Obligor.

16.3

Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies incorporated in its place of incorporation generally.

16.4

Negative pledge

16.4.1

Up to and including the Completion Date, the Borrower shall not and shall ensure that no other member of the Group will, without the prior written consent of the Lender, create or permit to subsist any Security over any of the assets of the Group.

16.4.2

Up to and including the Completion Date, the Borrower shall not and shall ensure that no other member of the Group will, without the prior written consent of the Lender:

(a)

sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(b)

sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)

enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)

enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

16.4.3

Clauses 16.4.1 and 16.4.2 above do not apply to:

(a)

any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)

any lien arising by operation of law and in the ordinary course of business; and

(c)

any Security over or affecting any asset of any company, unincorporated firm, undertaking, joint venture, association, partnership or other entity (each a “relevant entity”) which becomes a member of the Group after the date hereof, where such Security is created prior to the date on which such relevant entity becomes a member of the Group, if:

(i)

such Security was not created in contemplation of the acquisition of such relevant entity;

(ii)

the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such relevant entity; and

(d)

any Security over or affecting any asset acquired by a member of the Group after the date hereof and subject to which such asset is acquired, if:

(i)

such Security was not created in contemplation of the acquisition of such asset by a member of the Group;

(ii)

the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group.

16.5

Disposals

16.5.1

Up to and including the Completion Date, the Borrower shall not and shall ensure that no other member of the Group will, without the prior consent of the Lender, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

16.5.2

Clause 16.5.1 above does not apply to any sale, lease, transfer or other disposal:

(a)

made in the ordinary course of trading of the disposing entity;

(b)

of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)

where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under (a) and (b) above) does not exceed £50,000 (or its equivalent in another currency or currencies) in any financial year, together the “Permitted Disposals”.

16.6

Acquisition

Up to and including the Completion Date, the Borrower shall not and shall ensure that no member of the Group will, without the prior written consent of the Lender (such consent not to be unreasonably withheld), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to purchase, lease or otherwise acquire any asset or business or make any investment other than capital expenditure in the ordinary course of trade.

16.7

Merger

Up to and including the Completion Date, the Borrower shall not and shall ensure that no member of the Group will enter into any amalgamation, demerger, merger or corporate reconstruction except with prior consent of the Lender.

16.8

Financial Indebtedness

Up to and including the Completion Date, the Borrower shall not and will ensure that no member of the Group may incur any Financial Indebtedness, except under the Finance Documents.

16.9

Insurance

The Borrower shall and will ensure that each member of the Group maintains policies of insurance with reputable insurers in relation to the assets of the Group to such extent and against such risks and at such levels as is prudent and reasonable for similar companies engaged in the business of facilities management.

16.10

Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

16.11	Dividend, Redemption and Investment Restrictions

Up to and including the Completion Date, no Obligor shall make any (a) distribution, dividend or similar payment, (b) redemption or acquisition for value of any of its equity interests or other securities or (c) investment in any person (including, without limitation, any loan or advance to such person, any purchase or other acquisition of any equity interests or indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such person, and any capital contribution to such person).

16.12

Preservation of Legal Existence, etc.

Each Obligor shall preserve and maintain its existence, legal structure, legal name (it being understood that legal name changes may be made so long as the Obligor makes arrangements acceptable to the Lender to timely refile financing statements and other filings relating to security interests), rights (charter and statutory), permits, licenses, approvals, privileges and franchises.

16.13

Escrow Agreement

The Obligors shall upon request from the Lender promptly enter into the Escrow Agreement and place and maintain in escrow with the NCC the source code for the software listed in Schedule 2 of the English law Debenture and the associated documentation at the Lender’s cost for a period of 1 year. The Escrow Agreement shall include terms for such software to be released to the Lender if the Lender exercises its rights under Clause 17 of this Agreement.

16.14

Completion Date

The Lender acknowledges for the avoidance of doubt that on the day immediately following the Completion Date, Clauses 16.4.1, 16.4.2, 16.5.1, 16.6, 16.7 and 16.8, and 16.11 shall not longer apply and will have no effect and the Borrower shall have no obligations thereunder.

17

Events of Default

Each of the events or circumstances set out in this clause 17 is an Event of Default.

17.1

Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and such sum is paid within 2 Business Days of the relevant due date.

17.2

Negative Pledge

The Borrower does not comply with any provision of clause 16.4 (Negative Pledge).

17.3

Other obligations

17.3.1

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 17.1 (Non-payment) and 17.2 (Negative Pledge).

17.3.2

No Event of Default under clause 17.3.1 will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

17.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor on behalf of itself under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

17.5

Cross default

17.5.1

Any Financial Indebtedness of the Borrower or any member of the Group is not paid when due nor within any originally applicable grace period.

17.5.2

Any Financial Indebtedness of the Borrower or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

17.5.3

Any commitment for any Financial Indebtedness of the Borrower or any member of the Group is cancelled or suspended by a creditor of the Borrower or any member of the Group as a result of an event of default (however described).

17.5.4

Any creditor of the Borrower or any member of the Group becomes entitled to declare any Financial Indebtedness of the Borrower or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

17.6

No proceedings pending or threatened

Any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect are started or threatened against the Borrower or any member of the Group.

17.7

Insolvency

17.7.1

The Borrower or a member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

17.7.2

The value of the assets of the Borrower or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

17.7.3

A moratorium is declared in respect of any indebtedness of the Borrower or any member of the Group.

17.8

Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

17.8.1

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any member of the Group;

17.8.2

a composition, assignment or arrangement with any creditor of the Borrower or any member of the Group;

17.8.3

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any member of the Group or any of their assets; or

17.8.4

enforcement of any Security over any assets of the Borrower or any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

17.9

Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or a member of the Group which assets, in aggregate, have a market value of at least £50,000.

17.10

Cessation of business

Save as contemplated by the MOU, the Borrower ceases, or takes any step to cease, to carry on the whole or a material part of its business.

17.11

Change of control

Any person acquires shares or rights over shares carrying more than 50% of the voting rights of the Borrower or the right to appoint a majority of the directors of the Borrower or otherwise acquires the power to direct the management and policies of the Borrower.

17.12

Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under any of the Finance Documents.

17.13

Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

17.14

Material adverse change

Any event or series of events occurs which is reasonably likely to affect the Borrower’s ability to meet its payment obligations under the Finance Documents when due, provided that if such event can be remedied, the events are not remedied within 10 Business Days of their occurrence.

17.15

Acceleration

On and at any time after the occurrence of an Event of Default the Lender may by notice to the Borrower:

17.15.1

cancel the Commitment whereupon it shall immediately be cancelled;

17.15.2

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

17.15.3

declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

SECTION 8 CHANGES TO PARTIES

18

Changes to the Lender, the Borrowers and the Guarantors

18.1

No assignments of rights or transfers by way of novation by the Lender are permitted without the prior written consent of the Borrower.

18.2

No assignments of rights or transfers by way of novation by the Borrower or the Guarantors are permitted without the prior written consent of the Lender.

SECTION 9 ADMINISTRATION

19

Payment mechanics

19.1

Payments

On each date on which an Obligor or the Lender is required to make a payment under a Finance Document, such Obligor or Lender shall make the payment on the due date at the time in such place in US$.

19.2

Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

The Lender may vary the order set out in clauses (b) or (d) above. The Lender shall notify the Borrower of any such variation, in each case with details of the variation made.

19.3

No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

19.4

Business Days

19.4.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

19.4.2

During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

20

Set-off

The Lender may set off any obligation owed by any Obligor under the Finance Documents after such obligation has become due for payment (to the extent beneficially owned by the Lender) against any obligation owed by the Lender to any Obligor (including, without limitation, all or any part of the Lender’s Purchase Price Obligation), regardless of the place of payment or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

21

Notices

21.1

Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

21.2

Addresses

Any communication or document to be made or delivered under or in connection with the Finance Documents shall be delivered:

in the case of the Obligors: to the registered address of the Borrower.

in the case of the Lender: to its address stated in the recitals or any substitute address as the Party may notify to the other Parties.

21.3

Delivery

21.3.1

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)

if by way of fax, when received in legible form; or

(b)

if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 21.2 (Addresses), if addressed to that department or officer.

21.4

Obligors

Each Obligor (other than the Borrower) irrevocably appoints the Borrower to act as its agent to give and receive all communications under the Finance Documents.

22

Calculations and certificates

22.1

Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

22.2

Certificates and Determinations

Any certification or determination signed by a director of the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3

Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

23

Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

24

Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

25

Counterparts

Each Finance Document may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 10 GOVERNING LAW AND ENFORCEMENT

26

Governing law

This Agreement is governed by English law.

27

Enforcement

27.1

Jurisdiction of English courts

27.1.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

27.1.2

The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

27.1.3

This clause 27.1 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

27.1.4

The Obligors hereby appoints the Borrower at its registered address from time to time as its agent for service of process.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Guarantors

Insignia Solutions International Limited (Company number 02349119)

Insignia Solutions Inc (incorporated in the USA)

Insignia Solutions SARL (incorporated in France)

Schedule 2

The Conditions Precedent

CONDITIONS PRECEDENT TO INITIAL UTILISATION

Corporate Documents

(a)                                  A copy of the constitutional documents of each Obligor, and, for each Obligor formed under the laws of the United States of America, (a) a copy of a certificate of the Secretary of State of the jurisdiction of incorporation (or organization) of recent date certifying as to a true and correct copy of the charter (or similar constitutive document) of such Obligor and each amendment thereto on file in such Secretary’s office and such Obligor is duly incorporated (or organized) and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation (or organization) and (b) a copy of its bylaws.A copy of a resolution of the board of directors of each Obligor:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(b)                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(c)                                  A certificate from the Borrower (signed by a director) confirming that borrowing the Commitment will not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(d)                                 A certificate from the Borrower (signed by a director) certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Schedule 3

Form of Utilisation Request

From:	[Borrower]

To:	[Lender]

Dated:

Dear Sirs

£1,000,000 Credit Facility Agreement

dated [           ] (the “Facility Agreement”)

We wish to borrow a Loan on the following terms:

(a)                                 Proposed Utilisation Date:               [                 ] (or, if that is not a Business Day, the next Business Day)

(b)                                Amount:      [                 ] or, if less, the Available Commitment

We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

The proceeds of this Loan should be credited to [account].

This Utilisation Request is irrevocable.

Terms used in this Utilisation Request have the respective meanings given to them in the Facility Agreement.

Yours faithfully

authorised signatory for
[Borrower]

EXECUTION PAGES

The Borrower

SIGNED for and on behalf of	)
Insignia Solutions Plc	) /s/ Richard M. Noling
by: Richard M. Noling, C.E.O.	)

The Guarantors

SIGNED for and on behalf of	)
Insignia Solutions International Limited	) /s/ Richard M. Noling
by: Richard M. Noling, C.E.O.	)

SIGNED for and on behalf of	)
Insignia Solutions Inc	) /s/ Richard M. Noling
by: Richard M. Noling, C.E.O.	)

SIGNED for and on behalf of	)
Insignia Solutions SARL	) /s/ Richard M. Noling
by: Richard M. Noling, C.E.O.	)

The Lender

SIGNED for and on behalf of	)
Esmertec AG	) /s/ Alain Blancquart
by: Alain Blancquart, C.E.O	)